News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

Release	Immediate Release
Contact	Investors:	Bradley Alexander	(281) 260-3665
	Media:	Lisa Albiston	(281) 931-2513

FMC Technologies Reports Third Quarter 2012
Diluted Earnings per Share of $0.41

•	Continued improvement in Subsea Technologies' margins

•	On track for full year 2012 Subsea Technologies' record inbound and revenue approaching $4 billion

•	Surface Technologies impacted by weaker North American market

•	Full year 2012 diluted earnings per share guidance revised to $1.85 to $1.95

HOUSTON, October 23, 2012 - FMC Technologies, Inc. (NYSE:FTI) today reported third quarter 2012 revenue of $1.4 billion, up 10 percent from the prior-year quarter. Diluted earnings per share were $0.41 compared to $0.50 in the prior-year quarter as improved Subsea Technologies' results were more than offset by higher non-operating expenses, a weaker North American Surface Technologies market, and less favorable results in our Energy Infrastructure segment.
Total inbound orders were $1.4 billion and included $885.5 million in Subsea Technologies’ orders. Backlog for the Company was $5.3 billion, including Subsea Technologies’ backlog of $4.4 billion.
“Subsea Technologies' margins increased again this quarter to 12.4 percent,” said John Gremp, Chairman and CEO of FMC Technologies. “Execution has improved and we expect continued solid performance in the coming quarters. We remain positive on the overall subsea market outlook, and expect Subsea Technologies' revenue to approach $4 billion in 2012. However, North American activity weighs on our Surface Technologies' outlook. We are revising our full year diluted earnings per share range to $1.85 to $1.95.”

FMC Technologies Reports Third Quarter 2012 Diluted Earnings per Share of $0.41

Review of Operations - Third Quarter 2012

Subsea Technologies
Subsea Technologies’ third quarter revenue was $929.2 million, up 11 percent from the prior-year quarter.
Subsea Technologies’ operating profit increased 20 percent from the prior-year quarter to $115.5 million due to improved performance and greater volume.
Subsea Technologies’ inbound orders in the third quarter were $885.5 million and backlog was $4.4 billion.

Surface Technologies
Surface Technologies’ third quarter revenue of $362.8 million was eight percent higher than the prior-year quarter, driven by higher volumes in surface wellhead.
Surface Technologies had operating profit of $57.5 million in the third quarter, down 13 percent from the prior-year quarter as the result of a less favorable sales mix.
Surface Technologies’ inbound orders were $340.3 million in the third quarter and backlog for the segment finished the quarter at $554.6 million.

Energy Infrastructure
Energy Infrastructure’s third quarter revenue was $133.2 million, up three percent from the prior-year quarter.
Energy Infrastructure had operating profit of $7.7 million in the third quarter, down 45 percent from the prior-year quarter driven primarily by lower margin projects in direct drive systems and separation systems.
Energy Infrastructure’s inbound orders for the third quarter were $157.5 million and backlog was $312.7 million.

Corporate Items
Corporate expense in the third quarter was $11.5 million, an increase of $2.2 million from the prior-year quarter. Other revenue and other expense, net, was $29.3 million, an increase of $32.0 million from the prior-year quarter. This was largely due to an increase of $11.9 million related to the estimated earn-out associated with the acquisition of Multi Phase Meters and an $8.5 million increase in pension expense.

FMC Technologies Reports Third Quarter 2012 Diluted Earnings per Share of $0.41

The Company ended the quarter with net debt of $962.9 million. Net interest expense was $6.0 million in the quarter.
The Company repurchased approximately 690,000 shares of common stock in the quarter, at an average cost of $44.90 per share.
Depreciation and amortization for the third quarter was $33.8 million, down $1.6 million from the sequential quarter. Capital expenditures for the third quarter were $91.3 million.
The Company recorded an effective tax rate of 26.1 percent for the third quarter.

Summary and Outlook
FMC Technologies reported third quarter diluted earnings per share of $0.41.
Full year Subsea Technologies' revenue will approach $4 billion.
Total inbound orders of $1.4 billion in the third quarter included $885.5 million in Subsea
Technologies' orders. The Company's backlog stands at $5.3 billion, including Subsea Technologies' backlog of $4.4 billion.
North American Surface Technologies activity is declining at a faster pace than was anticipated and is having a greater impact on second half results.
The Company revised its guidance for 2012 diluted earnings per share to a range of $1.85 to $1.95.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World's Most Admired Oil and Gas Equipment, Service Company in 2012, the Company has approximately 16,800 employees and operates 30 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.
This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words "expected," "continue," "outlook," and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our systems; continuing consolidation within our customers' industries; U.S. and international laws and regulations that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; the cumulative loss of major contracts or alliances; our dependence on the continuing services of key managers and employees and our ability to attract, retain and motivate additional highly-skilled employees for the operation and expansion of our business; rising costs and availability of raw materials; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; and disruptions in the financial and credit markets and its impact on our customers' activity levels, spending for our products and services and ability to pay amounts owed us. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

FMC Technologies, Inc. will conduct its fourth quarter 2012 conference call at 9:00 a.m. ET on Wednesday, February 13, 2013. The event will be available at www.fmctechnologies.com. An

FMC Technologies Reports Third Quarter 2012 Diluted Earnings per Share of $0.41

archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011

Revenue	$1,419.0	$1,287.2	$4,310.5	$3,598.5
Costs and expenses	1,281.8	1,114.0	3,895.3	3,180.5
	137.2	173.2	415.2	418.0
Other income (expense), net	4.3	(3.4)	24.4	1.5
Income before net interest expense and income taxes	141.5	169.8	439.6	419.5
Net interest expense	(6.0)	(2.4)	(15.9)	(6.0)
Income from continuing operations before income taxes	135.5	167.4	423.7	413.5
Provision for income taxes	35.0	45.7	110.3	110.5
Net income	100.5	121.7	313.4	303.0
Net income attributable to noncontrolling interests	(1.6)	(0.6)	(3.8)	(2.4)
Net income attributable to FMC Technologies, Inc.	$98.9	$121.1	$309.6	$300.6

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.41	$0.50	$1.29	$1.24
Diluted	$0.41	$0.50	$1.28	$1.23
Weighted average shares outstanding:
Basic	239.5	241.4	239.9	241.7
Diluted	240.7	243.3	241.2	243.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Revenue
Subsea Technologies	$929.2	$833.7	$2,770.0	$2,324.2
Surface Technologies	362.8	335.5	1,154.4	937.1
Energy Infrastructure	133.2	129.1	409.6	352.3
Other revenue (1) and intercompany eliminations	(6.2)	(11.1)	(23.5)	(15.1)
	$1,419.0	$1,287.2	$4,310.5	$3,598.5
Income before income taxes
Segment operating profit
Subsea Technologies	$115.5	$96.1	$300.3	$250.1
Surface Technologies	57.5	65.8	219.7	173.7
Energy Infrastructure	7.7	13.9	26.1	29.1
Total segment operating profit	180.7	175.8	546.1	452.9

Corporate items
Corporate expense	(11.5)	(9.3)	(30.4)	(28.3)
Other revenue and other expense, net (1)	(29.3)	2.7	(79.9)	(7.5)
Net interest expense	(6.0)	(2.4)	(15.9)	(6.0)
Total corporate items	(46.8)	(9.0)	(126.2)	(41.8)

Income from continuing operations before income taxes attributable to FMC Technologies, Inc.	$133.9	$166.8	$419.9	$411.1

(1)
Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Inbound Orders
Subsea Technologies	$885.5	$750.5	$3,192.5	$2,637.7
Surface Technologies	340.3	357.9	1,130.7	1,084.6
Energy Infrastructure	157.5	156.6	496.1	429.5
Intercompany eliminations and other	(5.7)	(11.6)	(7.1)	(14.0)
Total inbound orders	$1,377.6	$1,253.4	$4,812.2	$4,137.8

	September 30
	2012	2011
Order Backlog
Subsea Technologies	$4,415.9	$3,800.8
Surface Technologies	554.6	550.2
Energy Infrastructure	312.7	255.2
Intercompany eliminations	(1.0)	(4.0)
Total order backlog	$5,282.2	$4,602.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2012	December 31, 2011
	(Unaudited)

Cash and cash equivalents	$566.2	$344.0
Trade receivables, net	1,563.5	1,341.6
Inventories, net	963.3	712.2
Other current assets	470.3	390.1
Total current assets	3,563.3	2,787.9

Property, plant and equipment, net	992.6	767.9
Goodwill	511.2	265.8
Intangible assets, net	296.2	128.0
Investments	37.1	161.4
Other assets	136.3	160.0
Total assets	$5,536.7	$4,271.0

Short-term debt and current portion of long-term debt	$37.7	$587.6
Accounts payable, trade	528.2	546.8
Advance payments and progress billings	515.0	450.2
Other current liabilities	738.0	648.3
Total current liabilities	1,818.9	2,232.9

Long-term debt, less current portion	1,491.4	36.0
Other liabilities	480.2	564.4
FMC Technologies, Inc. stockholders' equity	1,730.9	1,424.6
Noncontrolling interest	15.3	13.1
Total liabilities and equity	$5,536.7	$4,271.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited and in millions)

	Nine Months Ended
	September 30
	2012	2011
Cash provided (required) by operating activities:
Net Income	$313.4	$303.0
Depreciation and amortization	99.3	78.8
Trade accounts receivable, net	(191.6)	(162.3)
Inventories, net	(210.7)	(167.8)
Accounts payable, trade	(35.5)	118.3
Advance payments and progress billings	40.7	(47.9)
Other	(20.8)	(3.3)
Net cash (required) provided by operating activities	(5.2)	118.8

Cash provided (required) by investing activities:
Capital expenditures	(282.7)	(187.0)
Acquisitions, net of cash acquired	(328.6)	—
Other investing	(0.1)	0.3
Net cash required by investing activities	(611.4)	(186.7)

Cash provided (required) by financing activities:
Net increase in debt	901.1	169.6
Issuance of capital stock	0.4	0.9
Purchase of stock held in treasury	(52.4)	(67.9)
Other financing	(11.9)	(10.5)
Net cash provided by financing activities	837.2	92.1
Effect of changes in foreign exchange rates on cash and cash equivalents	1.6	(3.3)
Increase in cash and cash equivalents	222.2	20.9
Cash and cash equivalents, beginning of period	344.0	315.5
Cash and cash equivalents, end of period	$566.2	$336.4